Exhibit 99.1

JCPENNEY PRESIDENT KEN C. HICKS JOINS BOARD OF DIRECTORS

PLANO, Texas (March 27, 2008) – J. C. Penney Company, Inc. (NYSE: JCP) today announced that President and Chief Merchandising Officer Ken C. Hicks has been named to the Company’s Board of Directors.  A highly experienced retail industry executive, Mr. Hicks joined JCPenney in 2002.

Myron E. (Mike) Ullman, III, chairman and chief executive officer of JCPenney said, “Ken Hicks has generated deep respect across our Company and our industry for his operational talent and merchandising expertise as well as his intelligence and integrity.  Among his many achievements at JCPenney is spearheading our merchandise improvement initiatives to ensure that we are delivering fresh and exciting assortments to our customers every time they shop with us. The Board joins me in welcoming Ken, and looks forward to his contributions as we continue to position JCPenney within the current environment and deliver increased value to our shareholders over the long term.”

Mr. Hicks, 55, was named president and chief merchandising officer in 2005, after joining the Company in 2002 as president and chief operating officer of JCPenney stores and merchandise operations. Before joining JCPenney, he was president of Payless ShoeSource, Inc. (now known as Collective Brands, Inc.), from 1999 to 2002, where he oversaw all operations related to its 4,900 stores in seven countries. Prior to that, Mr. Hicks was executive vice president and general merchandise manager for the Home Shopping Network. From 1987 to 1998, he held senior management and merchandising positions for May Department Stores, which he joined after spending five years at McKinsey and Company Consultants.

Mr. Hicks graduated from the United States Military Academy at West Point, NY and served in the U. S. Army, attaining the rank of captain. After leaving the Army, he earned an MBA with highest honors from Harvard University.  Mr. Hicks serves on the boards of Avery Dennison Corporation, National 4-H Council and Southern Methodist University’s Cox School of Business.

In addition to Mr. Ullman and Mr. Hicks, JCPenney’s Board includes: Colleen C. Barrett, president of Southwest Airlines Co.; M. Anthony Burns, chairman emeritus of Ryder System, Inc.; Maxine K. Clark, founder, chairman and CEO, Build-A-Bear Workshop, Inc.; Thomas J. Engibous, chairman of Texas Instruments Incorporated; Kent B. Foster, retired chairman of Ingram Micro Inc.; Burl Osborne, retired chairman of The Associated Press; Leonard H. Roberts, retired chairman and CEO, RadioShack Corporation; Javier Teruel, retired vice chairman of Colgate-Palmolive Company and partner, Spectron Desarrollo, SC; R. Gerald Turner, president of Southern Methodist University; and Mary Beth West, executive vice president and chief marketing officer, Kraft Foods Inc.

For further information, contact:

Media Relations
Darcie Brossart or Quinton Crenshaw; (972) 431-3400; jcpcorpcomm@jcpenney.com

Investor Relations
Bob Johnson; (972) 431-2217; rvjohnso@jcpenney.com
Phil Sanchez; (972) 431-5575; psanc3@jcpenney.com

About JCPenney

JCPenney is one of America's leading retailers, operating 1,073 department stores throughout the United States and Puerto Rico, as well as one of the largest apparel and home furnishing sites on the Internet, jcp.com, and the nation's largest general merchandise catalog business. Through these integrated channels, JCPenney offers a wide array of national, private and exclusive brands which reflect the Company's commitment to providing customers with style and quality at a smart price. Traded as "JCP" on the New York Stock Exchange, the Company posted revenue of $19.9 billion in 2007 and is executing its strategic plan to be the growth leader in the retail industry. Key to this strategy is JCPenney's "Every Day Matters" brand positioning, intended to generate deeper, more emotionally driven relationships with customers by fully engaging the Company's 155,000 Associates to offer encouragement, provide ideas and inspire customers every time they shop with JCPenney.

# # #